Exhibit 99.1

Amendment Number One

to the

dj Orthopedics, Inc.

2001 Omnibus Plan

This Amendment Number One to the dj Orthopedics, Inc. 2001 Omnibus Plan (“Amendment”) is made on the 13th day of December, 2006 by DJO Incorporated, formerly dj Orthopedics, Inc., a Delaware corporation (the “Company”).

Whereas, the Company adopted the dj Orthopedics 2001 Omnibus Plan (“Plan”) on November 6, 2001 for the purpose of providing equity awards to eligible participants; and

Whereas, in June 2006 the Company changed its corporate name from “dj Orthopedics, Inc.” to “DJO Incorporated”; and

Whereas, the Company is setting forth in this Amendment changes to the Plan to reflect the current corporate name of the Company, to clarify the impact of stock splits and other corporate adjustments on outstanding stock options and to effect certain other procedural changes to improve the administration of the Plan;

Now, therefore, the Company amends the Plan in the following respects:

1.             Name Change.  The Plan is hereby amended to change the name of the Plan to “DJO Incorporated 2001 Omnibus Plan” in each place where the name of the Plan appears and to change the name of the Company to “DJO Incorporated” in each place where the name of the Company appears.

2.             Certain Adjustments.  Section 3(c) of the Plan is hereby amended in its entirety to read as follows:

“(c)         Adjustments.  In the event that, after the effective date of the Plan, any dividend or other distribution (whether in the form of cash, shares of Company Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Company Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Company Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Company Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall implement appropriate and equitable adjustments to any or all of (i) the number of shares of Company Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Stock Awards may be granted under this Plan, (ii) the number of shares of Company Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Stock Awards, and (iii) the grant or exercise price with respect to any Stock Award or, if appropriate, make provision for a cash payment to the holder of an outstanding Stock Award.”

3.             Electronic Administration.  A new section 34 is hereby added to the Plan as follows:

“34.         Electronic Administration

Notwithstanding anything to the contrary contained in the Plan, Award Agreements, notices and other elections under this Plan may be delivered or made electronically in the discretion of the Plan Administrator.  In addition, in the discretion of the Plan Administrator, shares otherwise deliverable under the Plan may be delivered or otherwise evidenced through book entry or other electronic format without the need to deliver an actual share certificate; provided, however, an actual share certificate shall be delivered if requested by the Participant.”

In witness whereof, the Company has caused this Amendment to be executed as of the date first above written.

DJO Incorporated

By	/s/ Donald M. Roberts

Title	Senior Vice President, General Counsel
and Secretary